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                                                                   EXHIBIT 99.3

        CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

  We hereby consent to (i) the inclusion of our opinion letter, dated December 18, 1997, to the Board of Directors of D.R. Horton, Inc. (the "Company") as Appendix B to the Joint Proxy Statement/Prospectus of the Company relating to the proposed acquisition by merger of Continental Homes Holdings Corp. ("Continental") by the Company and (ii) all references to Donaldson, Lufkin & Jenrette Securities Corporation in the sections captioned "Summary," "Background of the Merger," "Recommendation of the Horton Board; Horton's Reasons for the Merger," and "Opinion of Horton's Financial Advisor," of the Joint Proxy Statement/Prospectus of the Company and Continental which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation

                                                  /s/ Eric Anderson
                                          By: _________________________________

                                            Name: Eric Anderson

                                            Title: Managing Director

New York, New York

February 23, 1998